Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Second Quarter 2020 Results
Strong quarter despite volatile market conditions later in the quarter

Fiscal Second Quarter 2020 Highlights:

•	Revenue increased 5.1% to $190.0 million

•	Same-store sales declined 2.7%, driven by the effects of COVID-19 late in the quarter

•	Pre-owned boat sales increased 19.4% to $43.0 million

•	Finance & insurance income increased 27.2% to $8.1 million

•	Net income increased $5.9 million to $3.0 million

•	Adjusted EBITDA[1] of $9.9 million, flat compared to prior year

BUFORD, GA – May 7, 2020 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal second quarter ended March 31, 2020.

“Rising second quarter sales and a proven, adaptable business model contributed to a strong fiscal second quarter. Same-store sales through mid-March outpaced the prior year delivering approximately 10% growth year-over-year, but slowed significantly in the last two weeks of March as the COVID-19 pandemic spread across the U.S. Further, robust growth in finance & insurance income and pre-owned boat sales underscores the resiliency of our diversified portfolio,” commented Austin Singleton, Chief Executive Officer of OneWater. “Through the end of April, we have outperformed our expectations despite this unprecedented environment, as nearly all of our dealerships have remained open in some capacity. Our sales team quickly pivoted their selling strategies leveraging our proprietary technology tools, virtual walkthroughs and one-on-one appointments while adhering to social distancing guidelines, to deliver solid April boat sales, ahead of previous years.”

Mr. Singleton continued, “Our top priority remains the health and safety of our team members and customers as we navigate through this difficult environment. We have taken decisive actions to align our cost structure and remain focused on adapting to our new normal to meet shifting consumer demand. We believe while some form of social distancing will be with us through the summer months, boating provides a wonderful opportunity for people to get outdoors with their families while staying safe, which we believe will support continued boat sales, whether new or pre-owned. We believe we are well-positioned to take advantage of new opportunities in our markets as they present themselves and emerge from this crisis stronger.”

For the three months ended March 31	2020	2019	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat sales	$127,913	$126,928	$985	0.8%
Pre-owned boat sales	42,992	36,015	6,977	19.4%
Finance & insurance income	8,083	6,354	1,729	27.2%
Service, parts & other sales	10,975	11,474	(499)	(4.3)%
Total revenues	$189,963	$180,771	$9,192	5.1%

1 See reconciliation of Non-GAAP financial measures below.

Second Quarter 2020 Results

Revenue for the fiscal second quarter 2020 was $190.0 million, an increase of 5.1% compared to $180.8 million in fiscal second quarter 2019, primarily driven by strong sales of pre-owned units and finance & insurance. During the fiscal second quarter 2020 we realized a 19.4% increase in pre-owned boat sales to $43.0 million from $36.0 million, in the prior year, and an increase of 27.2% in finance & insurance income to $8.1 million from $6.4 million, in the prior year period. Sales from stores recently acquired contributed to the fiscal second quarter increase in revenues but were partially offset by a 2.7% decrease in same-store sales.

Gross profit totaled $44.6 million for the fiscal second quarter 2020, compared to $39.7 million for the fiscal second quarter 2019, driven by the increased pre-owned unit sales and higher finance & insurance income. Gross profit margin of 23.5% increased 150 basis points compared to the prior year due primarily to a shift in the mix and size of boat models sold, the margin profile of recently acquired locations and the Company’s emphasis on expanding gross profit margins.

Fiscal second quarter 2020 selling, general and administrative expenses totaled $32.1 million, or 16.9% of sales, compared to $27.5 million, or 15.2% of sales, in the second quarter of 2019. The increase in selling, general and administrative expenses as a percentage of sales was due mainly to the acquired stores in the back half of fiscal year 2019.

Net income for the fiscal second quarter of 2020 totaled $3.0 million, compared to net loss of $3.0 million, in the fiscal second quarter of 2019. The increase is primarily due to the timing of a $12.3 million reduction in income related to the non-cash change in fair value of warrants recognized in the prior year, partially offset by higher interest expense, income taxes and transaction costs in the current year. Post-IPO, OneWater’s share count changed dramatically as a result of the stock split and share offering. Additionally, the warrant liability and redeemable preferred interest were also converted and repaid, respectively, at the IPO.

Fiscal second quarter 2020 Adjusted EBITDA (see reconciliation of Non-GAAP financial measures) was essentially flat at $9.9 million, compared to the fiscal second quarter of 2019.

At March 31, 2020, the Company’s cash and cash equivalents balance was $20.4 million, an increase of $4.9 million compared to $15.5 million at March 31, 2019 and nearly double the balance at December 31, 2019. The Company also had $10.0 million of availability on its revolving line of credit at March 31, 2020. Total inventory at March 31, 2020 increased to $333.4 million compared to $298.5 million at March 31, 2019, primarily due to the inventory related to the dealerships we acquired during the second half of fiscal year 2019.

2020 Guidance

In light of the significant uncertainty that exists as a result of the COVID-19 pandemic, on March 26, 2020, OneWater announced it withdrew its fiscal year 2020 guidance.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal second quarter 2020 earnings on Thursday, May 7, 2020 at 7:30 am Eastern time. The conference call may be accessed by dialing (866) 220-5793 in the U.S./Canada or (615) 622-8064 for participants outside the U.S./Canada using the Conference ID #3618958. This call is being webcast and can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 63 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA as a measure of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income taxes, depreciation and amortization and other expense (income), further adjusted to eliminate the effects of items such as the change in the fair value of warrants, contingent consideration and transaction costs.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants, gain or loss on settlement contingent consideration and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Same-Store Sales

We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: decline in demand for our products and services, the seasonality and volatility of the boat industry, our acquisition strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic on the Company’s business, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus filed in connection with our initial public offering. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenues
New boat sales	$127,913	$126,928	$226,015	$194,492
Pre-owned boat sales	42,992	36,015	80,813	55,929
Finance & insurance income	8,083	6,354	12,408	8,518
Service, parts & other sales	10,975	11,474	24,425	25,110
Total revenues	189,963	180,771	343,661	284,049

Gross Profit
New boat gross profit	24,125	22,148	40,626	34,390
Pre-owned boat gross profit	7,183	6,177	12,784	9,210
Finance & insurance gross profit	8,083	6,354	12,408	8,518
Service, parts & other gross profit	5,193	5,046	10,955	10,926
Total gross profit	44,584	39,725	76,773	63,044

Selling, general and administrative expenses	32,146	27,548	60,586	49,177
Depreciation and amortization	791	585	1,551	1,192
Transaction costs	2,925	444	3,362	742
Gain on settlement of contingent consideration	-	(1,655)	-	(1,655)
Income from operations	8,722	12,803	11,274	13,588

Other expense (income)
Interest expense – floor plan	2,525	2,210	5,184	3,997
Interest expense – other	2,457	1,294	4,310	2,522
Change in fair value of warrant liability	-	12,295	(771)	7,600
Other expense (income), net	289	(45)	167	(90)
Total other expense, net	5,271	15,754	8,890	14,029
Income (loss) before income tax expense	3,451	(2,951)	2,384	(441)
Income tax expense	472	-	472	-
Net income (loss)	2,979	(2,951)	1,912	(441)

Less: Net income attributable to non-controlling interests	(103)	(270)	(350)	(546)
Net loss attributable to One Water Marine Holdings, LLC		$(3,221)		$(987)
Plus: Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC	(1,791)		(477)
Net income attributable to OneWater Marine Inc.	$1,085		$1,085

Earnings per share of Class A common stock – basic (1)	$0.18		$0.18
Earnings per share of Class A common stock – diluted (1)	$0.18		$0.18

Basic weighted-average shares of Class A common stock outstanding (1)	6,088		6,088
Diluted weighted-average shares of Class A common stock outstanding (1)	6,088		6,088

(1)
Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from February 11, 2020 through March 31, 2020, the period following the organizational transactions and OneWater Marine Inc.’s initial public offering.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	March 31, 2020	March 31, 2019
Cash	$20,401	$15,489
Restricted cash	567	1,536
Accounts receivable	19,839	25,981
Inventories	333,377	298,519
Prepaid expenses and other current assets	11,817	1,153
Total current assets	386,001	342,678

Property and equipment, net	16,699	21,835

Other assets:
Deposits	364	333
Deferred tax asset	2,845	-
Identifiable intangible assets	61,304	55,724
Goodwill	113,059	104,267
Total other assets	177,572	160,324
Total assets	$580,272	$524,837

Accounts payable	$7,819	$12,824
Other payables and accrued expenses	8,547	12,535
Customer deposits	13,471	11,111
Notes payable – floor plan	294,262	263,235
Current portion of long-term debt	7,012	3,344
Total current liabilities	331,111	303,049

Other long-term liabilities	1,540	900
Warrant liability	-	59,823
Long-term debt, net of current portion and unamortized debt issuance costs	108,954	62,954
Total liabilities	441,605	426,726

Redeemable preferred interest in subsidiary	-	83,620

Members' equity	-	9,351
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of March 31, 2020 and March 31, 2019	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 6,087,906 shares issued and outstanding as of March 31, 2020 and none issued and outstanding as of March 31, 2019	61	-
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 8,462,392 shares issued and outstanding as of March 31, 2020 and none issued and outstanding as of March 31, 2019	85	-
Additional paid-in capital	56,730	-
Retained earnings	1,085	-
Total stockholders’ equity attributable to OneWater Marine Inc. and members’ equity	57,961	9,351
Equity attributable to non-controlling interests	80,706	5,140
Total stockholders’ and members’ equity	138,667	14,491
Total liabilities, stockholders’ and members' equity	$580,272	$524,837

ONEWATER MARINE INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
($ in thousands)
(Unaudited)

	Three months ended March 31		Six months ended March 31
Description	2020	2019	2020	2019
Net income (loss)	$2,979	$(2,951)	$1,912	$(441)
Interest expense – other	2,457	1,294	4,310	2,522
Income taxes	472	-	472	-
Depreciation and amortization	791	585	1,551	1,192
Gain on settlement of contingent consideration	-	(1,655)	-	(1,655)
Transaction costs (1)	2,925	444	3,362	742
Change in fair value of warrant liability (2)	-	12,295	(771)	7,600
Other expense (income), net	289	(45)	167	(90)
Adjusted EBITDA	$9,913	$9,967	$11,003	$9,870

(1)	Consists of transaction costs related to the Company’s fiscal year 2019 acquisitions and costs related to the Company’s initial public offering (“IPO”).

(2)
Represents the non-cash expense recognized during the period for the change in the fair value of the warrants, which were exercised at the IPO, that were previously accounted for as a liability on our balance sheets.